Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3

(Form Type)

KEYCORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)(2)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and 457(r)(7)	(3)	(3)	(3)	(7)	(7)

	Equity	Preferred Stock, par value $1.00 per share	Rule 456(b) and 457(r)(7)	(3)	(3)	(3)	(7)	(7)

	Equity	Depositary Shares	Rule 456(b) and 457(r)(7)	(3)(4)	(3)	(3)	(7)	(7)

	Equity	Common Shares, par value $1.00 per share	Rule 456(b) and 457(r)(5)	(3)	(3)	(3)	(7)	(7)

	Other	Warrants	Rule 456(b) and 457(r)(7)	(3)	(3)	(3)	(7)	(7)

	Other	Purchase Contracts	Rule 456(b) and 457(r)(7)	(3)(5)	(3)	(3)	(7)	(7)

	Other	Units	Rule 456(b) and 457(r)(7)	(3)(6)	(3)	(3)	(7)	(7)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							N/A

(1)

The securities of each class may be offered and sold by the registrant and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. The selling securityholders may purchase the securities directly from the registrant, or from one or more underwriters, dealers or agents.

(2)

This Registration Statement serves to register such indeterminate amount of securities that may be offered and sold in connection with market-making activities of affiliates of the registrant, including KeyBanc Capital Markets Inc.

(3)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.

(4)

Such indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event the registrant elects to offer to the public whole or fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such interests and such shares will be issued to the depositary under the deposit agreement.

(5)	Purchase contracts may be issued by the registrant for the purchase or sale of its debt securities, common shares, preferred stock or depositary shares.
(6)

Any registered securities may be sold as units with other registered securities. Units may consist of two or more securities in any combination, which may or may not be separable from one another, and will be issued pursuant to a unit agreement.

(7)

In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). Pursuant to Rule 457(q), no registration fee is required for the registration of an indeterminate amount of securities to be offered in market-making transactions by affiliates of the registrant.